LOAN AGREEMENT

This **LOAN AGREEMENT** (this "Agreement") dated as of March 6, 2023, is made by and among **ALTITUDE INTERNATIONAL HOLDINGS, INC.**, a New York corporation ("Altitude"), **TRIDENT WATER, LLC**, a Florida limited liability company ("Trident"; Trident and Altitude, each, a "Borrower" and together, "Borrowers"); each financial institution that from time to time is a Lender (as defined below) hereunder; and **FVP SERVICING, LLC**, a Delaware limited liability company (in its capacity as administrative agent for the Lenders, the "Administrative Agent" and together with Borrowers and the Lenders, the "Parties", and each, a "Party").

W I T N E S S E T H:

WHEREAS, pursuant to that certain Amended and Restated Loan Agreement dated as of September 2, 2022 (as amended, modified, supplemented, extended, restated or renewed from time to time, the "Existing Loan Agreement") by and among Borrowers, the other Loan Parties party thereto, FVP Servicing, LLC, as administrative agent, the lenders from time to time party thereto (the "Existing Lenders"), the Existing Lenders have extended certain loans and financial accommodations to Borrowers and the other Loan Parties (including, without limitation, all Obligations (as defined in the Existing Loan Agreement); herein, the "Existing Loan") through the Existing Loan Agreement and other related documents (the "Existing Loan Documents");

WHEREAS, pursuant to that certain Settlement Agreement dated as of the Closing Date (the "Settlement Agreement") by and among Borrowers, the other Loan Parties (as defined in the Settlement Agreement) party thereto, and Administrative Agent, Altitude has sold, transferred, assigned and conveyed to Sandpiper Bay Resort Holdings, LLC, as designee of Administrative Agent, 100% of the issued and outstanding membership interests in Altitude Hospitality LLC, a Florida limited liability company (such transaction, the "Equity Transfer"), in partial satisfaction of the obligations in respect of the Existing Loan, as more particularly described in the Settlement Agreement;

WHEREAS, Borrowers have requested that Lender extend credit to Borrowers in the form of a term loan more particularly described herein, in the original principal amount of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00), the proceeds of which will be used by Borrowers for purposes of paying in full the Existing Loan concurrent with the closing of the Equity Transfer, paying transaction costs and expenses incurred in connection therewith, for general working capital purposes of Borrowers and other purposes expressly permitted hereunder, and Lenders have agreed to provide such loan, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, upon the terms and conditions hereinafter stated, and in consideration of the mutual premises set forth above and other adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 As used in this Agreement, the following terms shall have the meanings set forth below (terms defined in the singular to have the same meaning when used in the plural and vice versa):

"Administrative Agent" shall have the meaning given to such term in the introductory paragraph of this Agreement.

"Advance" means an advance of funds by Lenders under this Agreement.

"Affiliate" of any Person means any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with such Person. A Person shall be deemed to "control" another Person if such first Person directly or indirectly possesses the power to direct (or to cause the direction of or to materially influence) the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither Administrative Agent nor any Lender shall be deemed to be an Affiliate of any Loan Party.

"Agreement" means this Loan Agreement and all exhibits, riders and schedules at any time executed by the Parties and made a part hereof by reference, either as originally executed or as hereafter amended, restated, modified or supplemented from time to time.

"Applicable Law" means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Documents in question, including, without limitation, all Applicable Law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies; and all Orders.

"Borrower" and "Borrowers" shall have the meaning given to such term in the introductory paragraph of this Agreement.

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

"Change of Control" means any event, circumstance or occurrence that results in Altitude owning, directly or indirectly, less than a majority of the voting securities of Trident and each Guarantor.

"Closing Date" means March 6, 2023.

"Collateral" means all Property in which Administrative Agent is at any time granted a Lien for purposes of securing the Obligations.

"Commitment" means, collectively, each Lender's commitment to Advance the Loan

"Debt" of a Person, means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of Property or services; (c) obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a Person other than such Person; and (h) indebtedness set out in clauses (a) through (g) of any Person other than such Person secured by any lien on any asset of such Person, whether or not such indebtedness has been assumed by such Person.

"Debtor Relief Law" means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, insolvency, reorganization or similar debtor relief laws.

"Default" means the occurrence of any event which, after satisfaction of any requirement for the giving of notice or the lapse of time, or both, would become an Event of Default.

"Default Rate" means the annual percentage interest rate applied to the principal of the Loan not paid when due under the terms of the applicable Loan Documents, which rate shall equal twenty percent (20%).

"Event of Default" shall have the meaning given to such term in Section 7.1 hereof.

"Exclusivity Agreement" means the Third Amended and Restated Exclusivity Agreement dated as of the Closing Date by and among FPS, Borrowers and the other "Merchant Companies" party thereto, as the same may be amended, modified, supplemented, restated, extended or renewed from time to time.

"FPS" means Feenix Payment Systems, LLC, a Delaware limited liability company (an Affiliate of Lenders).

"GAAP" means generally accepted accounting principles in the United States, consistently applied.

"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

"Guaranty" means that certain Guaranty Agreement dated as of the Closing Date by Guarantors in favor of Administrative Agent and the Lenders, as the same may be amended, modified, supplemented, restated, extended or renewed from time to time.

"Guarantors" means each of the Persons identified on Schedule III attached hereto. "Indemnitee" shall have the meaning given to such term in Section 11.2 hereof.

"Interest Only Period" means the period commencing on the Closing Date and continuing through and including the September, 2024 Payment Date.

"Law" as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

"Lender" means individually and collectively, each of the Persons listed on Schedule I hereto as "Lender", together with any successor, assignee or other transferee of such Lender hereunder, and any other entity subsequently added hereto as a Lender hereunder, or any successor, assignee or other transferee thereof.

"Lien" means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

"Loan Documents" means this Agreement, the Security Agreement, the Exclusivity Agreement, the Guaranties, each Note and all other instruments, agreements, documents and writings now or hereafter evidencing, securing or delivered to Administrative Agent and Lender in connection with the Obligations, as each of the foregoing may be amended, restated, replaced, supplemented or otherwise modified from

time to time.

"Loan Parties" shall mean each Borrower, each Guarantor and each of their respective Affiliates which are a party to any of the Loan Documents, as applicable.

"Loan" means the loan described in Section 2.1(a) of this Agreement.

"Maturity Date" means the earlier of (a) the Scheduled Maturity Date, and (b) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

"Net Proceeds" means, in respect of (a) any incurrence of Debt (other than the Loan or Permitted Debt) by any Borrower or any of their respective Subsidiaries, (b) any casualty or condemnation event involving Property of any Borrower or any of their respective Subsidiaries (excluding any such event for which such Borrower or Subsidiary receives net insurance proceeds of less than $50,000), or (c) any sale or assignment involving Property of any Borrower or any Subsidiary, all cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such occurrence), net of reasonable and customary out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of a Loan Party.

"Note" has the meaning set forth in Section 2.1(b).

"Obligations" means all loans (including the Loan), Advances, debts, liabilities and obligations (including reimbursement obligations) for monetary amounts owing by any Borrower or any other Loan Party to the Administrative Agent and the Lenders, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, of any kind or nature, present or future, arising under or in respect of this Agreement or any of the Loan Documents. This term includes all principal, interest (including interest that accrues after the commencement against any Borrower or any other Loan Party of any action under the Federal Bankruptcy Code), premium, reasonable fees and expenses, including any and all arrangement fees, delivery fees, loan fees, commitment fees, agent fees, merchant processing fees and any and all other fees, expenses, costs or other sums (including reasonable attorney's fees) chargeable to any Borrower or any other Loan Party under any of the Loan Documents.

"Order" as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

"Organizational Agreements" means the partnership agreement, limited partnership agreement, operating agreement, limited liability company agreement, articles or certificate of organization, bylaws, certificate of formation and other organizational or governing documents, as applicable, of each Borrower.

"Payment Date" means the first (1st) day of each calendar month during the term of this Agreement commencing with the first Payment Date after the Closing Date; provided, however, if such day is not a Business Day, the next succeeding Business Day.

"Permitted Debt" means (a) Debt existing or arising under this Agreement and any refinancing, extension or modification thereof; (b) trade Debt incurred in the ordinary course of business consistent with past practice; (c) unsecured Debt owed in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services in connection with any automated clearinghouse transfers of funds; (d) unsecured insurance premiums owing in the ordinary course of

business which are also Debt; (e) Debt of Borrowers and Guarantors outstanding as of the Closing Date and set forth on Schedule II attached hereto, without giving effect to any refinancings, increases or renewals thereof unless approved in writing by Administrative Agent; and (f) unsecured Debt in addition to the amounts in clauses (a) through (e) above in an outstanding principal amount not to exceed $2,000,000 in the aggregate at any time during the term of this Agreement and which is subordinate in right of payment to the Debt existing or arising under this Agreement and any refinancing thereof on terms acceptable to Administrative Agent in its sole discretion.

"Permitted Liens" means (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; (b) Liens existing as of the Closing Date and securing solely Permitted Debt of the type described in subclause (e) of the definition thereof; and (c) non-consensual Liens arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than thirty 30 days or that are being contested in good faith by appropriate proceedings.

"Person" means a corporation, an association, partnership, an organization, a business, a business trust, a limited liability company, an individual, a government or political subdivision thereof or a governmental agency.

"Property" means the real property and personal property of a Person, and any interest of a Person in any real or personal property. This does not include shares of common stock of the Borrowers.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.

"Restricted Payment" means (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any equity securities of any Borrower, (b) any purchase, redemption, retirement or acquisition by any Borrower for value of any equity securities or any distribution of any kind in cash or other Property or assets in respect thereof; (c) any payment (whether in cash, securities or other Property or assets), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity securities or on account of any return of capital to any Borrower's equityholders, partners or members (or the equivalent Person thereof),(d) any management, board or director fees or similar fee to a holder of equity securities of any Borrower or any Affiliate thereof, and (e) director or manager fees, any salary, compensation or other payment of any type or nature, or any other advance or Debt of any type or nature, in each case, to any officer, director or manager of any Borrower or any Affiliate thereof or to any equity holder of any Borrower or any Affiliate thereof, including, without limitation, all salary or other compensation of any type or nature paid or payable to Guarantors. Notwithstanding the foregoing, (a) Altitude may issue shares of its common stock and (b) Borrowers and Guarantors may make payments of salary and other employment compensation in the ordinary course of business consistent with historical practices, and such issuances and payments described in the foregoing subclauses (a) and (b) shall not be included as a "Restricted Payment".

"Scheduled Maturity Date" means June 30, 2025.

"Security Agreement" means that certain Security Agreement dated as of the Closing Date by Borrowers in favor of Administrative Agent and the Lenders, as the same may be modified, amended, supplemented, extended or renewed from time to time.

"Security Documents" means, collectively, the Security Agreement, all Uniform Commercial Code financing statements required by this Agreement to be filed with respect to the security interests created pursuant to the Security Documents and all other documents and agreements executed or delivered to

Administrative Agent by Borrowers or any other Loan Party for purposes of securing the Obligations.

"Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by any Borrower; provided, however, that in no event shall any special purpose entity established by a Borrower and for which all liabilities thereof are non-recourse to Borrower constitute a "Subsidiary" for purposes hereof or of the other Loan Documents.

1.2 Accounting Terms and Determination. Accounting terms used in this Agreement such as "net income," "amortization," "depreciation," and "interest expense" shall be calculated (both as to amounts and classification of items) in accordance with GAAP.

1.3 Other Interpretive Provisions. Any pronoun used herein shall be deemed to cover all genders. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations, and all references to any instruments or agreements, including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. Unless otherwise expressly stated or the context clearly indicates a different intention, then (as may be appropriate in the particular context) a singular reference to Lender used in any Loan Document includes the plural, and a plural reference to Lenders includes the singular.

2. THE LOAN; USE OF PROCEEDS.

2.1 Funding of the Loan.

(a) Subject to the terms and conditions of this Agreement, Lenders shall Advance the proceeds of the Loan on the Closing Date, in the original principal amount of $750,000.00. Proceeds of the Loan shall be disbursed in accordance with Exhibit B attached hereto to fully pay in full and settle the Existing Loan. Upon the funding of such Advance, the Commitment of each Lender with respect to the Loan hereunder shall be terminated, and no further Advances in respect of the Loan shall be permitted. Principal amounts repaid or prepaid in respect of the Loan will not be available for reborrowing hereunder. The Loan shall bear interest from and after the Closing Date at the applicable rate provided in the provisions of Section 2.4 hereof.

(b) The Loan shall be evidenced by one or more promissory notes in the form of Exhibit A hereto (each, as amended, restated, replaced, supplemented, extended or renewed from time to time, a "Note"), in each case payable to the order of the Administrative Agent for the benefit of the applicable Lender. Each Note will be due and payable in full on the Maturity Date. Administrative Agent is authorized to note or endorse the date and amount of the Advance and each payment of the Loan on a schedule annexed to and constituting a part of the Note. Such notations and endorsements, if made, will constitute prima facie evidence of the information noted or endorsed on such schedule, but the absence of any such notation or endorsement will not limit or otherwise affect the obligations or liabilities of Borrowers thereunder or hereunder.

(c) The obligations of the Lenders under this Section 2.1 shall be several and not joint. The Commitments of each Lender with respect to the Loan are as set forth on Schedule I hereto.

2.2 Repayment.

(a) *Payment of Principal and Interest.* On each Payment Date during the Interest Only Period, Borrowers shall make monthly payments to Administrative Agent, for the account of the Lenders,

with respect to the Loan, equal to all accrued, unpaid interest on the outstanding principal amount of the Loan. Commencing with the first Payment Date following the Interest Only Period and continuing on each Payment Date thereafter through and including the Maturity Date, Borrowers shall make a monthly payment to Administrative Agent, for the account of the Lenders, with respect to the Loan in an amount equal to the sum of (i) all accrued, unpaid interest with respect to the Loan through and including the last day of the calendar month immediately preceding the calendar month in which such Payment Date occurs, plus (ii) a principal component in an amount equal to $7,500.00 per month. Administrative Agent's calculation of the principal, interest and other amounts from time to time payable hereunder shall be conclusive and binding absent manifest error. Payments of all remaining outstanding principal and accrued, unpaid interest on the Loan, together with all other fees, costs, expenses and other Obligations then outstanding, shall be due and payable by Borrowers to the Administrative Agent, for the account of the Lenders, on the Maturity Date.

(b) *Payment Mechanics*. Except as provided below, all payments of principal of, or interest on, the Loan and all other sums due under the terms of the Loan Documents shall be made in either (i) immediately available funds by wire or ACH deposit or (ii) checks or money orders made payable to the Administrative Agent at the address and pursuant to the instructions provided by the Administrative Agent to Borrowers from time to time.

2.3 Use of Proceeds. The proceeds of the Loan shall be disbursed in accordance with the Flow of Funds Memorandum attached hereto as Exhibit B and shall be applied by Borrowers solely for the purposes specified therein. Each of the uses of the funds described on Exhibit B attached hereto represents a legitimate business purpose of Borrowers and no portion of the Loan proceeds will be used for family, household or consumer purposes.

2.4 Interest.

(a) The unpaid principal amount of the Loan shall, subject to this Section 2.4, bear interest at the rate of twelve percent (12.00%) per annum (the "Interest Rate"). Interest shall be computed on the basis of a 360-day year for the actual number of days in the interest period. Upon any Default, the Interest Rate shall increase from the date of such Default to a rate equal to the Default Rate. For the avoidance of doubt, all payments of interest on the Loan outstanding under this Agreement on each Payment Date shall be made in accordance with Section 2.2 hereof.

(b) In no contingency or event whatsoever shall the amount paid or agreed to be paid to Administrative Agent and Lenders for the use, forbearance or detention of money advanced under this Agreement exceed the highest lawful rate permissible under Applicable Law. It is the intent hereof that Borrowers will not pay or contract to pay, and that Administrative Agent and Lenders will not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be charged to and paid by Borrowers under Applicable Law. All interest (and charges deemed interest) paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread in equal parts throughout the full term hereof until payment in full of the principal amount of the Obligations owing hereunder (including the period of any renewal or extension hereof) so that interest on the principal amount of the Obligations outstanding hereunder for such full period will not exceed the maximum amount permitted by Applicable Law. Each determination by Administrative Agent of an interest amount hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

(c) If any interest or other sum due under any Loan Document is not paid by Borrowers within ten (10) days after the date on which it is due (except for the payment due on the Maturity Date), Borrowers shall pay to Administrative Agent upon demand, an amount equal to five percent (5%) of such

unpaid sum or the maximum amount permitted by Applicable Law, in order to defray the expense incurred by Administrative Agent and Lenders in handling and processing such delinquent payment and to compensate Administrative Agent and Lenders for the loss of the use of such delinquent payment. Such amount shall be secured by the Loan Documents.

2.5 Administrative Agent Fee. On each Payment Date, Borrowers will pay to Administrative Agent, for Administrative Agent's own account, an agent fee (the "Administrative Agent Fee") in an amount equal to the product of (i) the average outstanding daily balance of the Loan for the calendar month immediately preceding the calendar month in which such Payment Date occurs, multiplied by (ii) 0.50% per annum. The Administrative Agent Fee shall accrue at all times from and after the Closing Date in accordance with the terms hereof, shall be nonrefundable for any reason whatsoever and shall be in addition to any other fees, costs and expenses payable pursuant to the Loan Documents. Borrowers' obligations to pay the Administrative Agent Fee will not be subject to counterclaim or setoff or be otherwise affected by any claim or dispute the Loan Parties may have.

2.6 Prepayment; Application of Payments.

(a) Voluntary Prepayment. Borrowers shall have the right to prepay the Loan in whole or in part at any time without premium or penalty or objection from Administrative Agent, but subject to Borrowers having provided at least fifteen (15) days' prior written notice to Administrative Agent.

(b) Mandatory Prepayment. Immediately upon the receipt by any Loan Party of any Net Proceeds, Borrowers shall deliver, or cause to be delivered, to Administrative Agent an amount equal to such Net Proceeds for application to the Obligations in accordance with Section 2.6(c) hereof. ;

(c) Application of Payments. Notwithstanding anything herein to the contrary, (i) except as otherwise provided in Section 2.6(c)(iii), all payments, proceeds or recoveries received by Administrative Agent or the Lenders in respect of the Obligations or the Collateral prior to the occurrence of any Event of Default hereunder shall be applied (A) first, to the payment of fees, costs and expenses due and owing to Administrative Agent or any Lender, together with the amount of any protective advances made by Administrative Agent or any Lender to preserve or protect any Collateral, until paid in full, (B) second, to the payment accrued unpaid interest on the Loan, until paid in full, and (C) third, to the payment of the outstanding principal amount of the Loan, until paid in full, (ii) following the occurrence of any Event of Default hereunder, all payments, proceeds or recoveries received by Administrative Agent or the Lenders in respect of the Obligations or the Collateral shall be applied to the Obligations in such order as Administrative Agent shall determine in its sole discretion, and (iii) with respect to any prepayments under Sections 2.5(a) or 2.5(b) hereof, so long as no Event of Default as occurred hereunder, any portion of such prepayments allocable to principal (other than scheduled periodic payments) will be applied to reduce future scheduled payments in the inverse order of maturity, and the remaining portion of such prepayment shall be applied in the order of priority specified in Section 2.5(c)(i).

2.7 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of the Loan or prepayment premium in connection therewith resulting in such Lender's receiving payment of a proportion of the aggregate amount of the Loan and accrued interest thereon and prepayment premium in connection therewith greater than its pro rata share thereof as provided herein, then such Lender shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the portions of the Loan of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and prepayment premium in connection with their respective portions of the Loan and other amounts owing them; provided, that: (i) if any such participations are purchased and all

or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.7 shall not be construed to apply to (x) any payment made by or on behalf of Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loan to any assignee or participant. Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

3. CONDITIONS PRECEDENT.

3.1 Closing Date. The obligation of Administrative Agent and the Lenders to enter into this Agreement, the other Loan Documents and to make the Advance of the Loan on the Closing Date shall be subject to the following conditions precedent (provided, however, that the items described in subclauses (b) and (c) below shall be delivered by Borrowers within thirty (30) days following the Closing Date):

(a) Borrowers shall have delivered to Administrative Agent and each Lender the following documents, each in form and substance satisfactory to Administrative Agent and duly executed on behalf of each of the Persons party thereto:

(i) this Agreement;

(ii) the Security Agreement;

(iii) each Note;

(iv) the Guaranty

(v) the Exclusivity Agreement;

(vi) each of the other Loan Documents and Security Documents, each in form and substance satisfactory to the Administrative Agent and each Lender.

(b) a validly executed officer's certificate with respect to each Borrower in form and substance acceptable to the Administrative Agent and attaching (i) a fully executed copy of such Person's certificate of formation, certificate or article of incorporation, articles of organization or certificate of partnership (as applicable) bylaws, operating agreements or partnership agreements (as applicable) and all amendments thereto, (i) resolutions evidencing such Person's authorization of the Loan; (iii) evidence of such Person's good standing; and (iv) incumbency certificates.

(c) Administrative Agent shall have received an opinion letter of counsel to the Loan Parties, in form and substance acceptable to Administrative Agent;

(d) Administrative Agent shall have received such other documents and information as Administrative Agent may request; and

(e) on the Closing Date, the following statements shall be true and correct and Borrowers, by requesting and accepting the Advance of the Loan, shall be deemed to have represented and certified that:

(i) the representations, warranties and covenants of each of the Borrowers set forth in this Agreement are true and correct; and

(ii) no Default or Event of Default shall exist immediately before or immediately after giving effect to the Loan.

4. LOAN PARTY REPRESENTATIONS AND WARRANTIES.

4.1 To induce Administrative Agent and each Lender to enter into this Agreement, each Loan Party represents and warrants to Administrative Agent and each Lender, as of the Closing Date, and at all times during which any of the Obligations hereunder remain outstanding, as follows:

(a) *Existence; Compliance with Laws*. Each Borrower and Guarantor is duly formed, validly existing and in good standing under the laws of the state of its jurisdiction of organization and has the requisite power and authority, and the legal right, to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Each Borrower and Guarantor is in compliance with all Laws and Orders except to the extent that the failure to comply therewith could not be expected to have a material adverse effect on such Borrower's or Guarantor's financial condition or the ability of such Borrower or Guarantor to perform its obligations under each of the Loan Documents.

(b) *Power and Authority*. Each Borrower and Guarantor has the power and authority, and the legal right, to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations hereunder.

(c) *Authorization; Execution and Delivery*. The execution and delivery of each of the Loan Documents by Borrowers and Guarantors and the performance of their respective obligations thereunder have been duly authorized by all necessary corporate or limited liability company (as applicable) action in accordance with all Applicable Laws. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is a party.

(d) *No Approvals*. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for any Borrower or Guarantor to execute, deliver, or perform any of its obligations under the Loan Documents.

(e) *No Violations*. The execution and delivery of each of the Loan Documents and the consummation by each Loan Party of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of any Borrower's or Guarantor's organizational documents; (ii) violate any material Law or Order applicable to any Loan Party or by which any of its properties or assets may be bound; or (iii) constitute a material default under any material agreement or contract by which any Loan Party may be bound.

(f) *Enforceability*. Each of the Loan Documents to which a Loan Party is a party is a valid, legal and binding obligation of such Loan Party, enforceable against each Loan Party in accordance with its terms.

(g) *No Litigation*. Except as disclosed in Schedule 4.1(g), no action, suit, litigation, investigation or proceeding of, or before, any arbitrator or Governmental Authority is pending or threatened by or against any Loan Party or any principal, general partner, manager, sole member, managing member or majority shareholder of any Borrower or any of its Property or assets (i) with respect to the Loan Documents or any of the transactions contemplated hereby or (ii) that could reasonably be expected to

materially adversely affect any Loan Party's financial condition or the ability of any Loan Party to perform its obligations under any of the Loan Documents.

(h) *Limited Offering of Notes*. The offer and sale of the Notes are not required to be registered pursuant to the provisions of Section 5 of the Securities Act of 1933, as amended or the registration or qualification provisions of the blue sky laws of any state. No Borrower, and no agent on any Borrower's behalf, has solicited or will solicit any offers to sell all or any part of the Notes, to any Person so as to bring the sale of the Notes, by Borrowers within the registration provisions of the Securities Act of 1933, as amended or any state securities laws. All prior offerings and sales of securities of Borrowers were in compliance with all applicable federal and state securities laws. Borrowers are under no requirement to register under the Securities Act of 1933, as amended, or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued. All taxes imposed on Borrowers in connection with the issuance, sale and delivery of the Notes have been or will be fully paid, and all laws imposing such taxes have been or will be fully satisfied by Borrowers.

(i) *No Bankruptcy Filing*. No bankruptcy or insolvency proceedings are pending or contemplated by any Loan Party or, to the best knowledge of each Loan Party, against any principal, general partner, manager, sole member, managing member or majority shareholder of any Borrower. No petition in bankruptcy has been filed against any Loan Party or any principal, general partner, manager, sole member, managing member or majority shareholder of any Borrower, as applicable, and no Loan Party, any principal, general partner, manager, sole member, managing member or majority shareholder of any Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.

(j) *Title*. Each Loan Party has good and indefeasible title to the Collateral owned and to be pledged by such Loan Party pursuant to the applicable Loan Documents, free and clear of all Liens except the Permitted Liens. The Security Agreement and any UCC Financing Statements required to be filed in connection therewith, will create a valid, perfected first priority lien on each Loan Party's interest in the all Collateral, whether now owned or hereafter acquired.

(k) *Full and Accurate Disclosure*. Except as set forth in Schedule 4.1(k), no statement of fact made by any Loan Party in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to any Loan Party that has not been disclosed to the Administrative Agent or the Lenders which adversely affects, or, as far as any Loan Party can foresee, could reasonably be expected to materially adversely affect the Collateral or the business, operations or condition (financial or otherwise) of any Loan Party. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Administrative Agent in respect of any Loan Party (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of such Loan Party as of the date of such reports, and (iii) have been prepared in accordance with sound accounting practices, on a cash/tax basis, consistently applied throughout the periods covered, except as disclosed therein. Each Loan Party represents that it does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of any Loan Party from that set forth in said financial statements.

(l) *Fraudulent Transfer*. No Loan Party has entered into the Loan Documents or consummated any of the transactions contemplated thereby with the actual intent to hinder, delay, or defraud any creditor, and each Loan Party has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan

Documents, the fair saleable value of each Loan Party's assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed such Loan Party's probable total liabilities, including subordinated, unliquidated, disputed or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. No Loan Party's assets currently, and immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Loan Party intends to, and no Loan Party believes that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of such Loan Party).

(m) *ERISA*. No Borrower has an employee pension benefit plan.

(n) *No Broker*. No broker or finder introduced by any Loan Party to Administrative Agent or any Lender, brought about this transaction, or is entitled to any commission in connection therewith, except for such brokers as are identified on the Flow of Funds Memorandum attached hereto as Exhibit B and paid in full on the Closing Date, and Borrowers agree to indemnify, defend and hold Administrative Agent and Lenders harmless from and against any and all claims, demands, liabilities or expenses from brokers or other claims for commissions or fees including but not limited to reasonable attorneys' fees and expenses on account of the making of the loan secured hereby. Each Borrower's indemnity hereunder shall survive any discharge of the Collateral, if any, and payment in full of the Obligations.

(o) *Ownership*. Schedule 4.1(o) hereto sets forth a true and correct copy of the capitalization table and ownership of each Borrower and Guarantor. Borrowers have no Subsidiaries other than Guarantors, and Guarantors have no Subsidiaries. All ownership interests in Borrowers and Guarantors are owned free and clear of any Lien (other than the Liens granted in connection with the Security Agreement).

(p) *Name; Principal Place of Business*. No Borrower uses, and no Borrower will use, any trade name, and no Borrower has done, and no Borrower will do, business under any name other than its actual name set forth herein. The principal place of business of each Borrower is its primary address for notices as set forth in Section 10.1, and no Borrower has any other place of business, except as described on Schedule 4.1(p).

(q) *Other Debt; Liens*. No Borrower or Guarantor has any Debt, other than Permitted Debt. No Property of any Borrower or Guarantor is subject to any Lien, other than Permitted Liens.

5. AFFIRMATIVE COVENANTS.

5.1 Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there is any outstanding Obligations to the Administrative Agent or any Lender, each Loan Party covenants that, unless otherwise consented to by Administrative Agent in writing, it shall:

(a) *Maintenance of Existence*. (i) Preserve, renew and maintain in full force and effect its corporate or organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so could not be expected to materially adversely affect any Loan Party's financial condition or the ability of any Loan Party to perform its obligations under the Loan Documents.

(b) *Compliance*. Comply with (i) all of the terms and provisions of its Organizational Agreements; (ii) its obligations under its material contracts and agreements; and (iii) all Laws and Orders

applicable to it and its business, except where the failure to do so could not be expected to materially adversely affect any Borrower's or Guarantor's financial condition or the ability of any Borrower or Guarantor to perform its obligations under the Loan Documents.

(c) *Payment Obligations*. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including any taxes, claims or otherwise, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.

(d) *Notice of Events of Default*. As soon as possible and in any event within two (2) Business Days after it becomes aware that a Default or an Event of Default has occurred, notify Administrative Agent and each Lender in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.

(e) *Further Assurances*. Each Loan Party shall, on the request of Administrative Agent and at the expense of Loan Parties: (a) promptly correct any defect, error or omission which may be discovered in the contents of this Agreement or in the contents of any of the other Loan Documents; (b) promptly execute, acknowledge, deliver and record or file such further instruments (including, without limitation, further security agreements, financing statements and continuation statements) and promptly do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Agreement and the other Loan Documents and to subject to the liens and security interests hereof and thereof any property intended by the terms hereof and thereof to be covered hereby and thereby, including specifically, but without limitation, any renewals, additions, substitutions, replacements or appurtenances to the Collateral; and (c) promptly execute, acknowledge, deliver, procure and record or file any document or instrument (including specifically, without limitation, any financing statement) reasonably deemed advisable by Administrative Agent to protect, continue or perfect the liens or the security interests hereunder against the rights or interests of third persons.

(f) *Quarterly Documents*. As soon as practicable or available after the end of each fiscal quarter of each year, commencing with the fiscal quarter ending March 31, 2023, but no later than 45 calendar days after the end of each respective fiscal quarter of Borrowers, Borrowers must prepare and deliver to the Administrative Agent, with respect to each Borrower and Guarantor (i) a profit and loss statement (both actual and pro-forma for the following twelve (12) months), (ii) balance sheet, (iii) cashflow and income statement, and (iv) a current capitalization table, together with a certification thereto by Borrowers' Chief Financial Officer or other appropriate officer. All such financial statements and other items shall in in form and substance reasonably acceptable to the Administrative Agent. Notwithstanding the foregoing, so long as Borrowers remain subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, the reporting requirements set forth in this Section 5.1(f) and in Section 5.1(g), to the extent such financial reports are included in periodic reports filed by Borrowers with the Securities and Exchange Commission, may be satisfied by electronic delivery and shall be deemed to have been delivered on the date on which Borrowers post such documents, or provides a link thereto, on Borrowers' website, EDGAR or other publicly available site for the posting of such filings; provided, however, Borrowers shall promptly notify Administrative Agent in writing (which may be by electronic mail) of the posting of any such documents;

(g) *Annual Financial Statements*. As soon as practicable or available after the end of each fiscal year of Borrowers, and in any event within 120 calendar days after the close of each fiscal year, Borrowers must prepare and deliver to Administrative Agent the annual audited financial statement of each Borrower and Guarantor. Such annual financial statements (a) must include the types of financial

statements and information required on a quarterly basis under Section 5.1(f) as well as a reconciliation of consolidated net worth and capital accounts, (b) must be prepared in accordance with GAAP consistently applied and (c) must be prepared by, and include an unqualified audit opinion issued by, an independent certified public accounting firm acceptable to Administrative Agent in its reasonable discretion. Borrowers shall also deliver no later than thirty (30) days prior to the end of each fiscal year of Borrowers, a comprehensive budget forecasting the revenues, expenses and cash position of each Borrower and Guarantor on a month-to-month basis for the upcoming fiscal year, in form and substance reasonably acceptable to Administrative Agent. Upon request, Borrowers shall promptly provide any other documentation or information reasonably requested by Administrative Agent and in form and substance reasonable acceptable to Administrative Agent, including but not limited to a current capitalization table of each Borrower.

(h) *[Reserved]*.

(i) *Exclusivity Agreement.* Contemporaneously with the execution and delivery of this Agreement, Borrowers shall execute and deliver to Administrative Agent the Exclusivity Agreement.

(j) *Insurance*. Borrowers and Guarantors shall maintain insurance on the Collateral and their respective businesses in such amounts and in such types as are reasonable and customary for similar businesses. The Collateral insurance shall include a lender's loss payee endorsement in favor of the Administrative Agent. Borrowers shall deliver to Administrative Agent copies of such insurance certificates, on the Closing Date and as requested by Administrative Agent thereafter.

(k) *Collateral; New Businesses; Subsidiaries*. Loan Parties will warrant and defend the title to the Collateral, and the validity and priority of all Liens granted or otherwise given to Administrative Agent under the Loan Documents, subject only to Permitted Liens, against the claims of all Persons. Without Administrative Agent's prior written consent, Loan Parties shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of the Collateral or any direct legal or beneficial ownership interest in Borrowers or Guarantors (including any Person required to be joined as a Guarantor hereunder pursuant to Section 5.1(m) hereof), except Liens in favor of Administrative Agent and Permitted Liens. Concurrently with each delivery by Borrowers of quarterly financial statements pursuant to Section 4.1(f) hereof, Borrowers will provide to Administrative Agent a written disclosure of any new businesses commenced by any Loan Party or its Affiliates.

(l) *Books and Records; Inspection and Examination*. Each Loan Party will keep accurate books of record and account for itself pertaining to the Collateral, the Sites and the business and financial condition of Borrowers and such other matters as Administrative Agent may from time to time reasonably request in which true and complete entries will be made in accordance with GAAP consistently applied and, upon request of and reasonable notice by Administrative Agent, will permit any officer, employee, auditor, attorney or accountant for Administrative Agent or any Lender to audit, review, make extracts from or copy any and all corporate and financial books and records of any Loan Party at all reasonable times during ordinary business hours, and to discuss the affairs of Loan Parties, including the operation of the Sites, with any of its members, employees or agents and to conduct a review and audit of each Loan Party's books and records (the foregoing is collectively referred to herein as "Audit Activities"). Loan Parties will reimburse Administrative Agent upon demand for all out-of-pocket costs and expenses incurred by Administrative Agent or any Lender in connection with Audit Activities.

(m) *New Subsidiaries and Affiliates*. Concurrently with (i) the formation by any Borrower or any Guarantor of any Subsidiary after the Closing Date, or (ii) the formation or acquisition by any Guarantor or any Borrower of any Person constituting an Affiliate of any Guarantor or any Borrower, or any direct or indirect ownership interest by any Guarantor or any Borrower in any other Person, Loan

Parties will deliver to Administrative Agent (A) a joinder to this Agreement and the Guaranty of such Person to add such Person as a "Guarantor" hereunder and under the other Loan Documents and a "Merchant" under the Exclusivity Agreement, and (B) a joinder to Security Agreement granting to Administrative Agent, for the benefit of the Lenders, a first priority Lien on all assets of, and all ownership interests in, such Person, in each case, in form and substance acceptable to the Administrative Agent. Notwithstanding the foregoing, Rush Education, LLC shall be excluded as a Guarantor under the Loan Documents.

(n) *Bank Account Information*. Each Borrower shall cause to be delivered to the Administrative Agent monthly summaries and reports of all subsidiaries' bank account statements.

(o) *[Reserved]*.

(p) *Other Notices*. Each Loan Party shall give notice to Administrative Agent as soon as possible, but in any event no later than five (5) days after it becomes aware of (i) any litigation, investigation, or other adverse change with respect to itself or any other Loan Party, along with any and all pleadings or other materials relating to the same; and (ii) any default by any Loan Party on any other obligation in excess of $50,000 or other defaults under any material contract, along with a copy of any documentation received by such Loan Party pertaining to the same.

6. NEGATIVE COVENANTS.

6.1 Negative Covenants. During the term of this Agreement, and thereafter for so long as there are Obligations outstanding, each Loan Party hereby covenants that unless Administrative Agent and each Lender has first consented thereto in writing, it will not (directly or indirectly), with respect to Borrowers and Guarantors, and will not permit Borrowers, Guarantors or any Subsidiary of the foregoing to:

(a) *Indebtedness*. Incur, create or assume any Debt, other than Permitted Debt, or provide any Debt to any other Person.

(b) *Liens*. Incur, create, assume or suffer to exist any Lien on any of its Property or assets, whether now owned or hereinafter acquired other than Permitted Liens.

(c) *Line of Business*. Enter into any business, directly or indirectly, except for (i) those businesses in which Borrowers and Guarantors are engaged on the Closing Date or that are reasonably related thereto, and (ii) other businesses, the entering into of which by Borrowers or Guarantors, as the case may be, could not be reasonably expected to cause a material adverse effect on any Borrower's or Guarantor's financial condition, the ability of any Borrower or Guarantor to perform its obligations under any of the Loan Documents or the ability of Borrowers or Guarantors to utilize credit card processing and other related services provided by any Lender or any of its Affiliates.

(d) *Transactions With Affiliates*. Enter into, or permit to exist, any transaction or agreement with any Affiliate except transactions and agreements in the ordinary course and on terms and conditions not less favorable to them than could be obtained on an arm's-length basis from unrelated third parties.

(e) *Restricted Payments*. Make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so.

(f) *Certain Prohibited Actions*. Directly or indirectly do any of the following: (i)

change its principal place of business or chief executive office without first making reasonable efforts to give Administrative Agent at least ten (10) days' prior notice, but in no case not later than fifteen (15) business days after any such change; (ii) make or permit any change, amendment or modification to its certificate of formation or incorporation, operating agreement, by-laws or other organizational documents, if such amendment or modification could reasonably be expected to have a material adverse effect on the applicable Loan Party's ability to perform its obligations under the Loan Documents (for the avoidance of doubt, Altitude may undertake a split or reverse split of common shares, change its name, increase authorized shares or preferred shares without violating its covenants pursuant to this subclause) ; (iii) cancel or otherwise forgive or release any claim or Debt owed to such Person by any other Person, except for adequate consideration and in the ordinary course of such Person's business in its reasonable judgment; (iv) take any action which could result in Administrative Agent and the Lenders not having a perfected Lien in all of the assets of and the ownership interests in Borrowers, subject only to Permitted Liens; (v) sell, lease, assign, transfer or otherwise dispose of any Collateral, any Site or any other material portion of such Person's Property, other than in the ordinary course of business; (vi) consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person; (vii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person other than as permitted hereunder; (viii) liquidate, dissolve or suspend its business operations; or (ix) acquire or permit an Affiliate to acquire any loans or other debt securities, other than as permitted hereunder.

(g) *Insolvency*. File a petition for bankruptcy under any Debtor Relief Law, request for reorganization or liquidation, or otherwise become insolvent, seek appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or make a general assignment for the benefit of its creditors.

(h) *Alteration of Rights*. Otherwise alter the rights and preferences under any Loan Document.

7. EVENTS OF DEFAULT.

7.1 List of Events of Default. The occurrence of any one or more of the following conditions or events shall constitute an "Event of Default":

(a) *Failure to Pay*. Borrowers fail to pay (i) any principal amount of the Loan when due or (ii) interest, fees or any other amount when due under the Loan Documents and such failure continues for five (5) calendar days.

(b) *Breach of Representations and Warranties*. Any representation or warranty made or deemed made by any Loan Party to Administrative Agent and/or Lender in any Loan Document is incorrect on the date as of which such representation or warranty was made or deemed made.

(c) *Breach of Covenants*. Any Loan Party fails to perform or observe any other covenant, condition or agreement of (i) Sections 5 or 6 of this Agreement; or (ii) any other provision of this Agreement or any of the other Loan Documents (other than to the extent the same constitutes an Event of Default under any provision of this Section 7.1 other than this Section 7.1(c)(ii), and such event or circumstance, if capable of being cured, is not cured within (A) thirty (30) days following the occurrence thereof either; or (B) if shorter, the applicable grace period, if any, specified in such other Loan Document.

(d) *Cross-Defaults*. Any Loan Party fails to pay when due (i) any Debt owed to Administrative Agent, any Lender or any of their respective Affiliates (other than the Obligations hereunder) or (ii) any other Debt (other than the Obligations hereunder) its other Debt in excess of $50,000 in the aggregate, or, in each case, any interest or premium thereon when due (whether by scheduled maturity, acceleration, demand or otherwise), and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt.

(e) *Bankruptcy*. (i) Any Loan Party or any of its Subsidiaries commences any case, proceeding or other action (A) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any of its Subsidiaries makes a general assignment for the benefit of its creditors; (ii) there is commenced against any Loan Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in Section 7.1(e)(i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of thirty (30) days; (iii) there is commenced against any Loan Party or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; (iv) any Loan Party or any of its Subsidiaries takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 7.1(e)(i), Section 7.1(e)(ii) or Section 7.1(e)(iii) above; or (v) any Loan Party or any of its Subsidiaries is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

(f) *Judgments*. One or more judgments or decrees aggregating at least $500,000 shall be entered against any Loan Party or any of its Subsidiaries and all of such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof.

(g) *Exclusivity Agreement*. Any material breach of (or default under) (subject to applicable cure periods), or any early termination or non-renewal of the Exclusivity Agreement.

(h) *Change in Condition*. If the Administrative Agent shall have determined in its sole but reasonable discretion that one or more conditions exist or events have occurred which have resulted or may result in a material adverse change in the business, properties or financial condition of the Borrowers.

(i) *Change of Control; Guarantors*. The occurrence of any Change of Control; or the death or permanent incapacitation of any Guarantor that is a natural Person.

(h) *Criminal Acts*. Any Loan Party or Related Party of the foregoing is (i) criminally indicted or convicted of a felony; or (ii) charged under any applicable law that could reasonably be expected to lead to forfeiture of any material portion of the Collateral or a material adverse effect on the financial condition, business prospects, properties or operations of such Person.

8. REMEDIES.

8.1 Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may at its option, take any action that it

deems advisable to protect and enforce all available rights and remedies of Administrative Agent and the Lenders hereunder, under each of the other Loan Documents or which may otherwise be available at law or in equity, including, without limitation, all rights and remedies with respect to Borrowers, each other Loan Party or the Collateral; and Administrative Agent may, at its option and without notice or demand (a) declare all outstanding Obligations owing or payable hereunder or under any other Loan Document to be immediately due and payable and terminate all Commitments of Lenders hereunder, and when any Event of Default described in subsection (e) of Section 7.1 exists, then all outstanding Obligations shall immediately and automatically become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrowers and each other Loan Party; (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents; and (d) exercise any or all of its rights, powers or remedies under Applicable Law. Notwithstanding the foregoing, if any Event of Default shall occur under Section 7.1(e), the principal of and accrued interest on the Loan shall become immediately due and payable, and all Commitments of Lenders hereunder shall terminate, without any notice, declaration or other act on the part of the Administrative Agent or any Lender.

8.2 If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrowers or any other Loan Party against any and all of the obligations of Borrowers or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers or such other Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such Debt. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.3 *Standards for Exercising Remedies*. To the extent that applicable law imposes duties on the Administrative Agent and/or Lender to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for the Administrative Agent and/or Lender (a) to fail to incur expenses deemed significant by the Administrative Agent and/or Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as the Borrowers or any other Loan Party, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i)

to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Administrative Agent and/or Lender against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent and/or Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Administrative Agent and/or Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent and/or Lender would not be commercially unreasonable in the Administrative Agent's and/or Lender's exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent and/or Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to the Borrowers or to impose any duties on the Administrative Agent and/or Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

9. WAIVERS.

Failure by Administrative Agent or any Lender to exercise any right, remedy or option under this Agreement, any other Loan Document, any other documents relating to the Obligations, or as provided by Applicable Law, or any delay by Administrative Agent or any Lender in exercising the same, shall not operate as a waiver of any such right, remedy or option. No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated, which in the case of the Administrative Agent or any Lender shall only be granted as provided herein. To the extent permitted by Applicable Law, neither the Administrative Agent nor any Lender, nor any party acting as attorney for the Administrative Agent or any Lender, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct hereunder. The rights and remedies of the Administrative Agent and the Lenders under this Agreement shall be cumulative and not exclusive of any other right or remedy that the Administrative Agent or the Lenders may have.

10. NOTICES.

10.1 *Written Notices.*

(a) All notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

If to Borrowers or Guarantors:

Altitude International Holdings, Inc.
4500 SE Pine Valley Street
Port Saint Lucie, FL 34952
Attn: Gregory C. Breunich, CEO
Telephone: 941-730-9547
Email: GBreunich@clubmedacademies.com

If to Administrative Agent and/or Lenders:

c/o FVP Servicing, LLC
1201 Broadway, 7th Floor

New York, NY 10001
Attn: Keith Lee / Tom Betts
Telephone: 646.902.6645
E-mail:klee@feenixpartners.com / tbetts@feenixpartners.com

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; and (ii) sent by e-mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by a return e-mail or other written acknowledgment).

(c) Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, be effective when delivered for overnight (next-day) delivery, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to Lenders shall not be effective until actually received by such Person at its address specified in this Section 10.

(d) Any agreement of Administrative Agent or any Lender herein to receive certain notices by telephone or e-mail is solely for the convenience and at the request of Borrowers. Administrative Agent and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by a Loan Party to give such notice and neither Administrative Agent nor any Lender shall have any liability to any Loan Party or other Person on account of any action taken or not taken by Administrative Agent or any Lender in reliance upon such telephonic or e-mail notice. The obligation of Borrowers to repay the Loan and all other Obligations and hereunder shall not be affected in any way or to any extent by any failure of Administrative Agent or any Lender to receive written confirmation of any telephonic or e-mail notice or the receipt by Administrative Agent or any Lender of a confirmation which is at variance with the terms understood by Administrative Agent or any Lender to be contained in any such telephonic or e-mail notice.

10.2 *Electronic Communications*.

(a) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to Administrative Agent or any Lender pursuant to Section 2 hereof unless Administrative Agent or such Lender has agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. Any Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b) Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by a return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11. EXPENSES AND INDEMNIFICATION.

11.1 Costs and Expenses. Borrowers shall reimburse Administrative Agent and each Lender upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Administrative Agent and each Lender in connection with the Loan and other transactions contemplated hereby, including (i) up to $10,000 for the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby; (ii) Borrowers' ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Administrative Agent; (iv) filing and recording of any Loan Documents; (v) the creation, perfection or protection of Administrative Agent's and Lenders' Liens in the Collateral (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports, surveys and engineering reports); (vi) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Borrower, any other Loan Party, the Loan Documents, the Collateral, or any other security given for the Obligations; and (vii) enforcing any obligations of or collecting any payments due from any Borrower or any other Loan Party under any Loan Document or with respect to the Collateral or in connection with any refinancing or restructuring of the Loan in the nature of a "work-out", or any insolvency or bankruptcy proceedings. All obligations provided for in this Section 11.1 shall survive the termination of this Agreement and/or the repayment of the Obligations.

11.2 Indemnity. Each Borrower shall indemnify Administrative Agent and each Lender, each Affiliate and Subsidiary of Administrative Agent and each Lender, and each investment manager, servicer, partner, member, officer, director, employee, agent and advisor of Administrative Agent and each Lender (each, an "Indemnitee") against, defend and hold each of them harmless from, any and all Specified Losses (defined below) unless such Specified Losses incurred by any such Indemnitee are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee; or (ii) a claim brought by any Borrower, any other Loan Party or any third Person against such Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document. For purposes of this Section, the term "Specified Losses" means all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by any Indemnitee, or asserted against any Indemnitee by Borrowers, any other Loan Party or any third Person, arising out of, in connection with or as a result of (a) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby and the performance by Administrative Agent or any Lender of its respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (b) the Loan or any actual use of the proceeds therefrom, (c) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, or (d) any actual claim, litigation or proceeding by any third party, so long as all Indemnitees are in compliance with Applicable Law related to such third party, collections or exercise of remedies relating to any third party. Borrowers shall pay, and hold Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

11.3 Taxes. Borrowers shall pay, and hold Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

11.4 Reimbursement by Lenders. To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under this Section 11 to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender's pro rata share of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 11.4 are subject to the provisions of Section 2.1(b).

11.5 Waiver of Damages. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 11.2 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.6 Payment. All amounts due under this Section shall be payable promptly after written demand therefor.

11.7 Survival. The agreements and indemnity provisions of this Section 11 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.8 Payments Set Aside. To the extent that any payment by or on behalf of Borrowers or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the federal funds rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

12. ADMINISTRATIVE AGENT.

12.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints the Administrative Agent to act on its behalf as the administrative agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such

actions and powers as are incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and Borrowers shall have no rights as third-party beneficiaries of any of such provisions. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

12.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm's-length contract. Without limiting the generality of the foregoing, the Administrative Agent (a) shall not be subject to any fiduciary or other implied duties except as expressly set forth in this Agreement, regardless of whether a Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Lenders, provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by any Loan Party, or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set

forth herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

12.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to reasonably rely upon, and shall not incur any liability for reasonably relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may reasonably rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is reasonably satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Loan Party.

12.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.6 Resignation of Administrative Agent. The Administrative Agent may resign as Administrative Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and Borrowers and, thereafter, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Lenders, or have accepted such appointment within thirty (30) days after the Administrative Agent's giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 12.6 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. If no successor has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided for above.

12.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.8 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrowers, the Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

13. MISCELLANEOUS.

13.1 Entire Agreement; Amendment. This Agreement and the other Loan Documents embody the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and any prior agreements, whether written or oral, with respect thereof, are expressly superseded hereby. This Agreement, or any term contained herein, may not be modified, waived or amended except by an agreement in writing signed by Borrowers and the Administrative Agent.

13.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Loan Party may assign this Agreement, any other Loan Document, or any right or benefit hereunder to any Person. Any Lender may assign any or all of its rights and obligations hereunder at any time and to any Person, upon Administrative Agent's prior written consent and the execution and delivery of an assignment and assumption agreement by such assigning Lender to the proposed assignee, in form and substance acceptable to Administrative Agent. From and after the effective date of any such assignment, the assignee shall be a party to this Agreement and, to the extent of the interest assigned, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender, be released from its obligations under this Agreement. Upon request, Borrowers shall execute and deliver a Note to the assignee Lender. Subject to the foregoing, any Lender shall have the right to enter into one or more participations with respect to the Obligations without prior notice or consent of Borrowers.

13.3 Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any of the other Loan Documents and the transactions contemplated hereby shall be governed by the laws of the State of New York.

13.4 Submission to Jurisdiction.

(a) Each Loan Party hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Agreement and the other Loan Documents may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against any Loan Party in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. Nothing in this Section 13.4 shall affect the right of Administrative Agent and each Lender to (i) commence legal proceedings or otherwise sue any Loan Party in any other court having jurisdiction over such Loan Party or (ii) serve process upon any Loan Party in any manner authorized by the laws of any such jurisdiction.

(b) In accordance with Rule 9, Accelerated Adjudication Actions, as set forth in Section 202.70(g) of the Rules of the Commercial Division of the Supreme Court, subject to the requirements for a case to be heard in the Commercial Division of the Supreme Court of the State of New York, Borrowers hereby agree to submit to the exclusive jurisdiction of the Commercial Division, New York State Supreme Court, and to the application of the such Court's accelerated procedures, in connection with any dispute, claim or controversy arising out of or relating to this Agreement or any other Loan Document, or the breach, termination, enforcement or validity thereof.

13.5 Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement and the other Loan Documents in any court referred to in Section 13.4 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

13.6 Advertising. Administrative Agent and each Lender, and their affiliates, in their sole and absolute discretion, may disclose publicly (including on its website) for marketing and promotional purposes that the Borrowers are in such Administrative Agent's and Lender's portfolio, including but not limited to a royalty-free, non-exclusive, worldwide, irrevocable license in any intellectual property for use solely in marketing and promotional materials.

13.7 Waiver of Jury Trial. EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

13.8 Counterparts; Effectiveness. This Agreement and the other Loan Documents and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement.

13.9 Waiver of Notice. Each Loan Party hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

13.10 USA PATRIOT Act. Administrative Agent and each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify, and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Administrative Agent and each Lender to identify such Loan Party in accordance with the USA PATRIOT Act, and each Loan Party agrees to provide such information from time to time to the Administrative Agent.

13.11 Interpretation. For purposes of this Agreement (i) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (ii) the word "or" is not exclusive; and (iii) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement and the other Loan Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

13.12 Amendments and Waivers. No term of this Agreement may be waived, modified or amended except by an instrument in writing signed by the Parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

13.13 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

13.14 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Administrative Agent or any Lender, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Applicable Law.

13.15 Electronic Execution. The words "execution," "signed," "signature," and words of similar import in this Agreement shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under Applicable Law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. Law §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act.

13.16 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.17 Joint and Several Obligations. The obligations of each Borrower hereunder and under each of the other Loan Documents are joint and several. Each reference to the term "Borrower" hereunder or under any other Loan Document shall be deemed to refer to each Borrower, each representation and warranty made by a Borrower hereunder or under any other Loan Document shall be deemed to have been made by each Borrower; each covenant and undertaking on the part of a Borrower hereunder or under any other Loan Document shall be deemed individually applicable with respect to each Borrower; and each event constituting a Default hereunder or under any other Loan Document shall be determined with respect to each Borrower. A separate action or actions may be brought and prosecuted against any Borrower whether an action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions. Each Borrower waives the right to require Administrative Agent to: (a) proceed against any other Borrower; (b) proceed against or exhaust any Collateral held from any other Borrower; or (c) pursue any other remedy in Administrative Agent's power whatsoever. Any consent on the part of a Borrower hereunder or under any other Loan Document shall be effective when provided by any Borrower, and Administrative Agent shall be entitled to rely upon any notice or consent given by any Borrower as being notice and consent given by all Borrowers hereunder and under each other Loan Document. In the event any obligation of a Borrower hereunder and under each other Loan Document is deemed by a court of competent jurisdiction to be an agreement by any Borrower to answer for the debt or default of another Borrower or as a hypothecation of property as security therefor, each Borrower represents, warrants and agrees that: (i) no representation has been made to it as to the creditworthiness of any other Borrower; (ii) it has established an adequate means of obtaining from each other Borrower, on a continuing basis, financial or other information pertaining to each other Borrower's financial condition; (iii) it expressly waives diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the alteration or release by Administrative Agent (in any manner) of any Collateral now or hereafter held in connection with any obligations under any Loan Document, and consents that Administrative Agent and any Borrower may deal with each other in connection with said obligations or otherwise, including the voluntary grant of additional security for the obligations of any Borrower, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including, without limitation, the renewal, extension, acceleration, changes in time for payment, and increases or decreases in any rate of interest or other amounts owing, all without in any way altering the liability of any Borrower, or affecting any security for such obligations. Upon the occurrence and during the continuance of any Default, Administrative Agent is hereby expressly given the right, at its option, to proceed in the enforcement of any Loan Document independently of any other remedy or security it may at any time hold in connection with such Loan Document and it shall not be necessary for Administrative Agent to proceed upon or against and/or exhaust any other security or remedy before proceeding to enforce its rights against any Borrower. Until the Loan and all other Debt or indebtedness under the Loan Documents have been paid in full, each Borrower further waives any right or subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to Lender by any other Borrower. Borrowers do not intend that any Borrower be deemed to be a guarantor.

[signatures appear on following page]

IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed this Agreement and it is effective as of the day and year first above written.

BORROWERS:

ALTITUDE INTERNATIONAL HOLDINGS, INC.,
a New York corporation

By:____________________________
Name: Gregory C. Breunich
Title: CEO

TRIDENT WATER, LLC,
a Florida limited liability company

By:____________________________
Name: Gregory C. Breunich
Title: Authorized Signatory

GUARANTORS:

ALTITUDE SPORTS MANAGEMENT CORP.,
a Wisconsin corporation

By:____________________________
Name: Gregory C. Breunich
Title: Authorized Signatory

BREUNICH HOLDINGS, INC.,
a Delaware corporation

By:____________________________
Name: Gregory C. Breunich
Title: Authorized Signatory

CMA SOCCER LLC,
a Florida limited liability company

By:____________________________
Name: Gregory C. Breunich
Title: Authorized Signatory

ITA-USA ENTERPRISE LLC,
a Florida limited liability company

By:________________________________
Name: Gregory C. Breunich
Title: Authorized Signatory

NORTH MIAMI BEACH ACADEMY LLC,
a Florida limited liability company

By:________________________________
Name: Gregory C. Breunich
Title: Authorized Signatory

NVL VOLLEYBALL ACADEMY LLC,
a Florida limited liability company

By:________________________________
Name: Gregory C. Breunich
Title: Authorized Signatory

ALTITUDE WELLNESS LLC,
a Florida limited liability company

By:________________________________
Name: Gregory C. Breunich
Title: Authorized Signatory

ADMINISTRATIVE AGENT:

FVP SERVICING, LLC

DocuSigned by:
Keith Lee
By: C82CB603EC29474...
Name: Keith Lee
Title: Manager

LENDERS:

FVP OPPORTUNITY FUND III, LP,
a Delaware limited partnership

By: FVP FUND III GP, LLC,
a Delaware limited liability company,
its General Partner

DocuSigned by:
Keith Lee
By: C82CB603EC29474...
Name: Keith Lee
Title: Manager

SCHEDULE I TO LOAN AGREEMENT

LENDER COMMITMENT SCHEDULE

LENDER	COMMITMENT
FVP Opportunity Fund III, LP	$750,000.00

SCHEDULE II TO LOAN AGREEMENT

PERMITTED CLOSING DATE DEBT

1. Promissory Note, dated as of October 31, 2011, by ITA-USA Enterprise, LLC ("ITA-USA") in favor of Grand Slam Partners LLC, with respect to a loan with a current outstanding balance of $414,944.

2. Loan Authorization and Agreement, dated as of May 27, 2020, by and between the SBA and ITA-USA, with respect to a loan with a current outstanding balance of $149,169.00.

3. Loan Authorization and Agreement, dated as of August 25, 2020, by and between the SBA and NVL Academy, LLC, with respect to a loan with a current outstanding balance of $113,400.00.

SCHEDULE III TO LOAN AGREEMENT

GUARANTORS

Altitude Sports Management Corp

Breunich Holdings, Inc.

CMA Soccer, LLC

ITA-USA Enterprise LLC

North Miami Beach Academy LLC

NVL Volleyball Academy LLC

Altitude Wellness LLC

SCHEDULE 4.1(G) TO LOAN AGREEMENT

Pending or Threatened Litigation

[See Attached]

SCHEDULE 4.1(K) TO LOAN AGREEMENT

Financial Statement Information

Please see the financial statements for the period ended September 30, 2022 filed with the Securities and Exchange Commission and filed via its Edgar filing system.

SCHEDULE 4.1(O) TO LOAN AGREEMENT

OWNERSHIP

Borrowers' Capitalization:
Altitude International Holdings, Inc.: [*On file with Administrative Agent*]
Trident Water, LLC: 100% owned by Breunich Holding, Inc.

Guarantors' Capitalization:

Altitude Sports Management Corp.: 100% owned by Altitude International Holdings, Inc.
Breunich Holding, Inc.: 100% owned by Altitude International Holdings, Inc.
CMA Soccer, LLC: 100% owned by Altitude International Holdings, Inc.
Altitude International, Inc.: 100% owned by Altitude International Holdings, Inc.
ITA-USA Enterprise, LLC: 100% owned by Breunich Holding, Inc.
North Miami Beach Academy LLC: 100% owned by Breunich Holding, Inc.
NVL Academy, LLC: 100% owned by Breunich Holding, Inc.
Altitude Wellness, LLC: 100% owned by Breunich Holding, Inc.
Altitude Online, LLC: 100% owned by Breunich Holding, Inc.

SCHEDULE 4.1(P) TO LOAN AGREEMENT

PRINCIPAL PLACES OF BUSINESS

LOAN PARTY	SITE NAME	LOCATION	FEE OR LEASED/ REMAINING LEASE TERM
ITA-USA Enterprises, LLC	Port St. Lucie Campus	4500 SE Pine Valley Street, Port St. Lucie, FL 34952	As of the Closing Date, Hospitality will be entering into a new Lease for such property from STORE Capital Acquisitions with a term through August 1, 2042. The base annual rent is $4,400,000 for all activities and addresses at the Port St. Lucie campus.
ITA-USA Enterprises, LLC	Port St. Lucie Campus	2725 SE Morningside Blvd, Port St Lucie, FL 34952	08/01/22-07/31/23; $894.60
ITA-USA Enterprises, LLC	Port St. Lucie Campus	2721 & 2723 SE Morningside Blvd, Port St Lucie, FL 34952	08/01/22-07/31/23; $1,664.15
ITA-USA Enterprises, LLC	Port St. Lucie Campus	2719 SE Morningside Blvd, Port St Lucie, FL 34952	08/01/22-07/31/23; $1,384.50
ITA-USA Enterprises, LLC	Port St. Lucie Campus	2719 SE Morningside Blvd, Port St Lucie, FL 34952	08/01/22-07/31/23; $950.70
ITA-USA Enterprises, LLC	Port St. Lucie Campus	2749 SE Morningside Blvd, Port St Lucie, FL 34952	08/01/22-07/31/23; $1,234.41
North Miami Beach Academy LLC	North Miami Beach Facility #1	16851 Dixie Highway, North Miami Beach, FL 33160	Month to Month; $5,667.00
North Miami Beach Academy LLC	North Miami Beach Facility #1	3000 NE 151 Street-BBC, WUC 160, North Miami, FL 33181	04/01/22-03/31/23; $7,650.00
Trident Water, LLC	Trident Water	3699 NW 19th Street, Lauderdale Lakes, FL 33311	08/01/22-07/31/23; $3,195.00

Trident Water, LLC	Trident Water	3695 NW 19th Street, Lauderdale Lakes, FL 33311	08/01/22-07/31/23; 2,662.00

EXHIBIT A TO LOAN AGREEMENT

NOTE

$750,000.00 March 6, 2023

FOR VALUE RECEIVED, ALTITUDE INTERNATIONAL HOLDINGS, INC., a New York corporation ("Altitude") and **TRIDENT WATER, LLC**, a Florida limited liability company ("Trident"; Trident and Altitude, each, a "Borrower" and together, "Borrowers"), on a joint and several basis, hereby promise to pay to the order of **FVP SERVICING, LLC**, a Delaware limited liability company, as administrative agent ("Administrative Agent"), for the benefit of FVP Opportunity Fund III, LP, a Delaware limited partnership (the "Noteholder"), the principal amount of SEVEN HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($750,000.00) held by Noteholder, in accordance with the provisions of that certain Loan Agreement dated as of March 6, 2023, by and among Borrowers, the Noteholder, the other Lenders party thereto, Administrative Agent and the other Loan Parties party thereto (the "Loan Agreement"). Capitalized terms used herein shall have the meanings set forth in the Loan Agreement.

Borrowers promise to pay interest on the unpaid principal amount of this Note (this "Note") at such interest rates and at such times as provided in the Loan Agreement. All payments of principal and interest shall be made to Administrative Agent, for the benefit Noteholder, in immediately available funds by wire, checks or money orders made payable to Administrative Agent in accordance with Section 2.2 of the Loan Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest at a rate, to be paid as set forth in the Loan Agreement.

This Note is entitled to the benefits of the Loan Agreement and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as and to the extent provided in the Loan Agreement. Administrative Agent may attach schedules to this Note and endorse thereon the date, amount and maturity of its Advances under the Loan Agreement and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Execution Page Follows]

IN WITNESS WHEREOF, Borrowers have caused this Note to be executed and delivered and it is effective as of the date first written above.

ALTITUDE INTERNATIONAL HOLDINGS, INC.,
a New York corporation

By:______________________________
Name: Gregory C. Breunich
Title: CEO

TRIDENT WATER, LLC,
a Florida limited liability company

By:______________________________
Name: Gregory C. Breunich
Title: Authorized Signatory

EXHIBIT B TO LOAN AGREEMENT

FLOW OF FUNDS MEMORANDUM

Source of Funds:	Amount	
Loan Proceeds	$750,000.00	
Use of Funds	**Amount**	**Payee/Wire Transfer Instructions**
Payoff of Existing Loan	$750,000.00	To be withheld by Administrative Agent from Loan proceeds and applied to payment in full of Existing Loan